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                                                                    EXHIBIT 10.1



                          [REGENT PACIFIC LETTERHEAD]



November 20, 2001


Mr. Richard L. Chapman, Director
Mr. John E. McNulty, Director
Mr. Karl C. Powell, Director
Auspex Systems, Inc.
2800 Scott Boulevard
Santa Clara, CA 95050


RE: SECOND AMENDMENT TO RETAINER AGREEMENT BETWEEN REGENT PACIFIC MANAGEMENT CORPORATION AND AUSPEX SYSTEMS, INC.


This Second Amendment to Retainer Agreement sets forth certain amendments to the Retainer Agreement between Regent Pacific Management Corporation, a California corporation ("Regent Pacific"), and Auspex Systems, Inc., a California corporation, and its wholly-owned and controlled subsidiaries (collectively, "Auspex") dated February 10, 2000, as amended October 17, 2000 (the "Original Retainer Agreement" and "First Amendment," respectively). Except for the amendments expressly contained herein, the Original Retainer Agreement and First Amendment shall remain in full force and effect.

1. The paragraph regarding "Fees" of the Original Retainer Agreement is hereby amended in its entirety as follows:

     "FEES: We have agreed to provide the work product included in this agreement for the period beginning February 14, 2000 through June 30,
     2003, including a non-cancelable period which extends through December 31, 2002. The fees for these services shall be $75,000 per week payable in four (4) week increments, each to be paid in advance of each Regent
     Pacific standard four-week billing period. It is agreed and understood that the fees payable and the level of services provided will remain at their current levels. It is further agreed and understood that the payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by Auspex.
     It is further understood that Regent Pacific's fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before the start of the engagement. It is further agreed that such cash payments are earned in full upon receipt by Regent Pacific, by virtue of our accepting this agreement and the responsibilities it entails, and are nonrefundable."
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Mr. Richard L. Chapman, Director                           [REGENT PACIFIC LOGO]
Mr. John E. McNulty, Director
Mr. Karl C. Powell, Director
November 20, 2001
Page 2


2. The paragraph regarding "Term of agreement" of the Original Retainer Agreement is hereby amended in its entirety as follows:

          "TERM OF AGREEMENT: The full term of this agreement shall be from February 14, 2000 through June 30, 2003. The agreement will be non-cancelable through December 31, 2002, unless earlier terminated by either party in accordance with the terms of this paragraph. Regent Pacific hereby commits the availability of its resources to Auspex under this agreement for the full term of the engagement, through June 30, 2003. Auspex may discharge Regent Pacific at any time after the non-cancelable period provided that Auspex delivers a 60-day written notice of intent to cancel this agreement. Regent Pacific may withdraw from this assignment at any time with Auspex's consent or for good cause without Auspex's consent. Good cause includes Auspex's breach of this agreement (including Auspex's failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful."

3. A new paragraph regarding "Stock Options" is hereby added to the Original Retainer Agreement. It reads in its entirety as follows:

          "STOCK OPTIONS: In addition to the cash fees payable to Regent Pacific under the terms of this agreement, it is agreed that Auspex will grant stock options to Gary J. Sbona and/or his designees from time to time, initially as an inducement for employment and subsequently as an incentive for agreeing to extend the term of this agreement.
          The initial stock option grant to Gary J. Sbona, dated February 14, 2000, was for two million four hundred thousand (2,400,000) shares of Auspex common stock. As part of the First Amendment, Auspex granted an option to Gary J. Sbona on October 17, 2000 for an additional seven hundred fifty thousand (750,000) shares of Auspex common stock. As part of this amendment, Auspex agrees that it will grant an option for an additional seven hundred fifty thousand (750,000) shares of Auspex common stock to Gary J. Sbona, plus five additional options to five designees of Gary J. Sbona. These five options will be for the following number of shares: One designee to receive an option for four hundred thousand shares of Auspex common stock; one designee to receive an option for three hundred thousand shares; one designee to receive an option for two hundred fifty thousand shares; and two designees to receive options for one hundred thousand shares each.
          All six of these option grants are to be granted as of the date
          Auspex next grants options to its key employees, at the market closing price as of that date. The total number of shares for all six options amounts to one million nine hundred thousand (1,900,000)
          shares of Auspex common stock. The terms of these six options grants, and of any subsequent option grants, shall be substantially similar to the February 14, 2000 and October 17, 2000 option grants, including but no limited to: a) vesting to commence immediately after the grant date, b) vesting to be monthly over a
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Mr. Richard L. Chapman, Director                           [REGENT PACIFIC LOGO]
Mr. John E. McNulty, Director
Mr. Karl C. Powell, Director
November 20, 2001
Page 3


          period of one year, or the remaining term of the Agreement, whichever is less, and c) the same "Change of Control" and the same Termination Period provisions as in the February 14, 2000 and October 17, 2000 option grants. Stock options in addition to those referenced in this amendment may be granted to Gary J. Sbona and/or his designees from time to time at the sole discretion of Auspex Board of Directors."

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION


By: /s/ GARY J. SBONA
   -----------------------------------------------
    Gary J. Sbona
    Chairman and Chief Executive Officer


THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

Dated: November 20, 2001

AUSPEX SYSTEMS, INC.

(Signifies full agreement with all terms and conditions)


By: /s/ JOHN E. McNULTY
   -----------------------------------------------
   Mr. John E. McNulty, Director
   Authorized on behalf of the Board of Directors